Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investors/Media: Eric Boyriven/Bob Joyce

FD

(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2008 FOURTH QUARTER AND YEAR

–Earnings per share exceeds guidance for fourth quarter–

–Operating margin improved to 18.0% for fiscal year 2008–

Melville, NY, October 21, 2008 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fourth quarter and fiscal year ended August 30, 2008.

For the fourth quarter of fiscal 2008, the Company reported net sales of $448.6 million compared to net sales of $450.5 million in the prior year period.  As previously announced, there were 64 business days in the fourth quarter of fiscal 2008 versus 68 business days in the fourth quarter of fiscal 2007.  Based on average daily sales rates during the period, net sales increased by 5.8% from the prior year period.

Notwithstanding four fewer business days in the fiscal 2008 fourth quarter, operating income improved to $78.1 million, or 17.4% of net sales, in the fourth quarter of fiscal 2008, from $76.7 million, or 17.0% of net sales, in the prior year period.  For the fourth quarter of fiscal 2008, the Company reported net income of $50.5 million compared to net income of $47.4 million in the fourth quarter of fiscal 2007.  Diluted earnings per share were $0.80 in the fiscal 2008 fourth quarter (based on 63.1 million diluted shares outstanding), versus $0.71 per diluted share (based on 67.0 million diluted shares outstanding) in the same period a year ago.

MSC’s results for the fiscal 2008 fourth quarter included other income of $1.6 million relating to the sale of certain real estate assets.  The Company utilized a capital loss carryforward to completely offset the tax liability relating to this transaction.

For the fiscal 2008 full-year period, net sales were $1.78 billion versus net sales of $1.69 billion in fiscal 2007.  Net sales increased 7.5% based on average daily sales.  Operating income increased 9.8% in fiscal 2008 to $319.5 million, or 18.0% of net sales, from $290.9 million, or 17.2% of net sales, in fiscal 2007.  Net income for fiscal year 2008 was $196.2 million, compared to net income of $173.9 million in fiscal 2007.  Diluted earnings per share for the 2008 fiscal year were $3.04 (based on 64.7

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

million diluted shares outstanding), compared to $2.59 per diluted share (based on 67.1 million diluted shares outstanding) in fiscal year 2007, an increase of 17.4%.

The Company’s 2008 fiscal year results include the fourth quarter items mentioned above.  As previously announced, the Company’s results for the fiscal year 2007 include pre-tax charges of $6.2 million, or $0.06 per diluted share on an after-tax basis, for costs related to the integration of the June 2006 J&L America, Inc. (“J&L”) acquisition.

“We are pleased with our performance in the fiscal 2008 fourth quarter, which completed another very strong year for MSC,” said David Sandler, President and Chief Executive Officer.  “During the quarter we strongly executed on our plan to gain market share from smaller, less well capitalized competitors that cannot offer the same combination of product breadth, customer service, and financial strength as MSC.  Those attributes become even more important to customers, both large and small, during challenging economic times, as they seek an MRO partner who can help them reduce their operating costs while also guarding against potentially costly breaks in their supply chain.  In addition, our performance benefitted from the success of our Large Customer Program, as the current economic climate has had less of an impact on demand from our national account base as compared to that of our smaller customers.”

“MSC generated excellent financial performance during the fourth quarter in a very challenging economic climate,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “We met or exceeded all of our financial targets and maintained tight control over operating expenses, which contributed to operating margin expansion in the fourth quarter and full-year when compared to the same periods in 2007.  Importantly, particularly in the current economic climate, MSC continues to operate from a position of financial strength, with an under-leveraged balance sheet and excellent cash flows.  For fiscal year 2008, free cash flow (see Note 1) was $198 million, or over 100% of net income for the year and a record result for our business.  Going forward, we are very cautious regarding the macro environment and as it continues to soften, we are aggressively reducing discretionary spending to partially offset inflationary expense increases and the impact of a potential slow down in sales volumes.  We believe that our strong cash flows, liquidity, and balance sheet will allow us to effectively manage our business through a difficult economic environment.  While we believe that the current economic environment will present opportunities for the Company, management will exercise appropriate discipline to continue to maintain a strong, under-leveraged balance sheet.”

Mr. Sandler concluded, “Clearly, these are challenging times, as the deterioration in the credit markets has exacerbated the effect of a slowing economy on the industrial sector, which represents about 75% of our total sales.  MSC continues to enhance its presence and grow sales to non-industrial customers and in the Large Customer Program.  The current economic crisis has clearly impacted our visibility, as the longer-term effects of the credit market crisis and the duration of an economic downturn are unknown at this point.  However, we will focus on the aspects of our business that we can control.  We believe MSC is well positioned to successfully manage through this extraordinary climate based on its leadership position in the marketplace, breadth of products, suite of innovative solutions, logistical capabilities, financial strength and commitment to cost management.  While we face difficult market conditions, our management team and our associates have been through challenging cycles in the past, and will leverage that experience to position MSC for future success.”

The Company expects net sales in the fiscal 2009 first quarter to be between $436.0 million and $446.0 million, and expects diluted earnings per share for the fiscal 2009 first quarter to be between $0.68 and $0.72.  Expectations are partially based on MSC’s financial performance in the first several weeks of the first quarter of fiscal 2009.  The Company cautioned that its guidance should be viewed in the

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

context of the current unprecedented market conditions and the resulting variability in actual results versus expectations.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fourth quarter and 2008 fiscal year, and to comment on current operations. The call may be accessed via the Internet in the Investor Relations section (under “About MSC”) of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through October 28, 2008.

Note 1 – Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment as shown on the Company’s condensed consolidated statements of cash flows.  Net cash provided by operating activities during the 2008 fiscal year was $218.6 million.  Expenditures for property, plant and equipment during the 2008 fiscal year was $20.8 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, debt repayment and repurchases of the Company’s stock.  Free cash flow is not a measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”), and may not be defined and calculated by other companies in the same manner.  Free cash flow should not be considered a substitute for “Operating income,” “Net income,” “Net cash flows provided by operating activities” or any other measure determined in accordance with GAAP.

About MSC Industrial Direct Co., Inc.

MSC Industrial Direct Co., Inc. is one of the premier distributors of Metalworking and Maintenance, Repair and Operation (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 590,000 industrial products from approximately 3,000 suppliers to approximately 371,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time.  MSC reaches its customers through a combination of approximately 27 million direct-mail catalogs and CD-ROMs, 97 branch sales offices, 912 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals. For more information, visit the Company’s website at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about future expected net sales and diluted earnings per share, shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing customer and

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheets

(In thousands)

	August 30, 2008	September 1, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$42,843	$7,797
Accounts receivable, net of allowance for doubtful accounts	216,407	204,186
Inventories	320,434	338,366
Prepaid expenses and other current assets	19,185	20,748
Deferred income taxes	23,807	18,705
Total current assets	622,676	589,802

Property, plant and equipment, net	128,931	127,608
Goodwill	272,143	272,806
Identifiable intangibles, net	62,885	70,832
Other assets	16,091	14,279
Total Assets	$1,102,726	$1,075,327

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$91,000	$—
Current maturities of long-term notes payable	43,726	33,471
Accounts payable	54,511	69,579
Accrued liabilities	61,364	70,237
Total current liabilities	250,601	173,287
Long-term notes payable	98,473	142,200
Deferred income tax liabilities	42,040	31,963
Total liabilities	391,114	347,450
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	59	59
Class B common stock	18	18
Additional paid-in capital	431,330	408,996
Retained earnings	758,347	609,713
Accumulated other comprehensive (loss) income	(676)	694
Class A treasury stock, at cost	(477,466)	(291,603)
Total shareholders’ equity	711,612	727,877
Total Liabilities and Shareholders’ Equity	$1,102,726	$1,075,327

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Quarters Ended		Fiscal Years Ended
	August 30, 2008	September 1, 2007	August 30, 2008	September 1, 2007
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Net sales	$448,563	$450,499	$1,779,841	$1,688,186
Cost of goods sold	242,124	242,607	957,329	907,697
Gross profit	206,439	207,892	822,512	780,489
Operating expenses	128,309	131,193	502,984	489,606
Income from operations	78,130	76,699	319,528	290,883
Other Income (Expense):
Interest expense	(1,603)	(2,931)	(8,376)	(12,598)
Interest income	149	231	649	939
Other income, net	1,514	65	1,558	270
Total other income (expense)	60	(2,635)	(6,169)	(11,389)
Income before provision for income taxes	78,190	74,064	313,359	279,494
Provision for income taxes	27,658	26,702	117,116	105,564
Net income	$50,532	$47,362	$196,243	$173,930
Per Share Information:
Net income per common share:
Basic	$0.81	$0.72	$3.08	$2.64
Diluted	$0.80	$0.71	$3.04	$2.59
Weighted average shares used in computing net income per common share
Basic	62,108	65,707	63,743	65,800
Diluted	63,088	66,999	64,659	67,057
Cash dividends paid per common share	$0.20	$0.18	$0.74	$0.64

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

MSC INDUSTRIAL DIRECT CO., INC.

Consolidated Statements of Cash Flows

(In thousands)

	For the Fiscal Years Ended
	August 30, 2008	September 1, 2007
	(52 weeks)	(53 weeks)
Cash Flows from Operating Activities:

Net income	$196,243	$173,930
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	27,349	26,031
Stock-based compensation	10,379	8,173
Gain on sale of property, plant and equipment	(1,619)	—
Loss on disposal of property, plant and equipment	3	153
Provision for doubtful accounts	2,459	4,800
Deferred income taxes	4,975	(1,765)
Excess tax benefits from stock-based compensation	(3,273)	(7,689)

Changes in operating assets and liabilities:
Accounts receivable	(15,638)	(22,813)
Inventories	16,991	(39,484)
Prepaid expenses and other current assets	1,485	638
Other assets	(1,874)	2,336
Accounts payable and accrued liabilities	(18,925)	20,873

Total adjustments	22,312	(8,747)

Net cash provided by operating activities	218,555	165,183

Cash Flows from Investing Activities:
Business acquisition	—	(12,734)
Expenditures for property, plant and equipment	(20,839)	(26,457)
Proceeds from sale of property, plant and equipment	1,711	—

Net cash used in investing activities	(19,128)	(39,191)

Cash Flows from Financing Activities:
Purchases of treasury stock	(187,187)	(81,534)
Payment of cash dividends	(47,609)	(42,298)
Excess tax benefits from stock-based compensation	3,273	7,689
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	2,698	2,706
Proceeds from exercise of Class A common stock options	7,032	12,596
Net proceeds under revolving loans from credit facility and promissory note	91,000	—
Repayments of notes payable under the credit facility and other notes	(33,472)	(25,158)

Net cash used in financing activities	(164,265)	(125,999)

Effect of foreign exchange rate changes on cash and cash equivalents	(116)	86
Net increase in cash and cash equivalents	35,046	79
Cash and cash equivalents – beginning of period	7,797	7,718
Cash and cash equivalents – end of period	$42,843	$7,797
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for income taxes	$112,064	$102,627
Cash paid during the year for interest	$8,113	$12,050

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